EXECUTION VERSION

SECOND AMENDMENT
TO LOAN AND SECURITY AGREEMENT

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT dated as of November 21, 2011 (this “Amendment”), is among P&F INDUSTRIES, INC., a Delaware corporation (“P&F”), FLORIDA PNEUMATIC MANUFACTURING CORPORATION, a Florida corporation (“Florida Pneumatic”), HY-TECH MACHINE, INC., a Delaware corporation (“Hy-Tech”), and NATIONWIDE INDUSTRIES, INC., a Florida corporation (“Nationwide”, and together with P&F, Florida Pneumatic and Hy-Tech, collectively, “Borrowers” and each, a “Borrower”), CONTINENTAL TOOL GROUP, INC., a Delaware corporation (“Continental”), COUNTRYWIDE HARDWARE, INC., a Delaware corporation (“Countrywide”), EMBASSY INDUSTRIES, INC., a New York corporation (“Embassy”), GREEN MANUFACTURING, INC., a Delaware corporation (“Green”), PACIFIC STAIR PRODUCTS, INC., a Delaware corporation (“Pacific”), WILP HOLDINGS, INC., a Delaware corporation (“WILP”), and WOODMARK INTERNATIONAL, L.P., a Delaware limited partnership (“Woodmark”, and together with Continental, Countrywide, Embassy, Green, Pacific and WILP, collectively, “Guarantors” and each, a “Guarantor”), CAPITAL ONE LEVERAGE FINANCE CORPORATION, a Delaware corporation, as agent for the Lenders (“Agent”), and each of the Lenders party hereto.

RECITALS:

A.           Borrowers, Guarantors, the lenders from time to time party thereto (collectively, the “Lenders”) and Agent have entered into a Loan and Security Agreement dated as of October 25, 2010 (as amended by the First Amendment to Loan and Security Agreement dated as of September 21, 2011, the “Loan Agreement”).  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

B.           Borrowers have requested that Agent and the Lenders amend certain provisions of the Loan Agreement.

C.           Subject to the terms and conditions set forth below, Agent and the Lenders party hereto are willing to so amend the Loan Agreement.

In furtherance of the foregoing, the parties agree as follows:

Section 1.            AMENDMENTS.  Subject to the covenants, terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein, the Loan Agreement is amended as follows:

(a)          The following new definitions are inserted in Section 1.1 in the appropriate alphabetical positions therein:

Base Rate Capex Loan: a Capex Loan that bears interest based on the Base Rate.

Capex Loan: a term loan made pursuant to Section 2.2B.

Capex Loan Commitment: for any Lender, its obligation to make Capex Loans up to the maximum principal amount shown on Schedule 1.1, or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party.  “Capex Loan Commitments” means the aggregate amount of such commitments of all Lenders in an aggregate amount up to $2,500,000.

Capex Loan Note: a promissory note to be executed by Borrowers in favor of a Lender in form and substance reasonably satisfactory to such Lender, which shall be in the amount of such Lender’s Capex Loan Commitment and shall evidence the Capex Loans made by such Lender.

Capex Loan Termination Date:  the earliest to occur of (a) October 25, 2013; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.4; and (c) the date on which the Capex Loan Commitments are terminated pursuant to Section 11.2.

LIBOR Capex Loan:  a Capex Loan that bears interest based on LIBOR.

Second Amendment Effective Date:  November 21, 2011.

(b)          The existing definitions of “Applicable Margin,” “Commitment,” “Excess Cash Flow”, “Fixed Charges”, “ “LIBOR Loan,” “Loan,” “Mortgage,” “Notes,” “Permitted Asset Disposition”, “Pro Rata” and “Required Lenders,” in Section 1.1 are deleted in their entirety and the following definitions are inserted in lieu thereof:

Applicable Margin: (a) with respect to Term Loans, (i) 4.75% with respect to Base Rate Term Loans and (ii) 5.75% with respect to LIBOR Term Loans; (b) with respect to Capex Loans, (i) 2.50% with respect to Base Rate Capex Loans and (ii) 3.50% with respect to LIBOR Capex Loans; and (c) with respect to Revolver Loans, the margin set forth below, as determined by the Leverage Ratio for the Measurement Period ending as of the most recently ended month:

Level	Leverage Ratio	Base Rate Revolver Loans	LIBOR Revolver Loans
I	> 6.00 to 1.00	3.00%	4.00%
II	> 5.00 to 1.00 and < 6.00 to 1.00	2.75%	3.75%
III	> 4.00 to 1.00 and < 5.00 to 1.00	2.50%	3.50%
IV	< 4.00 to 1.00	2.25%	3.25%

Until Agent receives a Compliance Certificate for the month ended March 31, 2011 margins shall be determined as if Level IV were applicable. Thereafter, the margins shall be subject to increase or decrease upon receipt by Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the last month, which change shall be effective on the first day of the calendar month following receipt; provided that commencing with the Second Amendment Effective Date, the margins shall be determined as set forth below and be subject to increase or decrease upon receipt by Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the last month, which change shall be effective on the first day of the calendar month following receipt; provided, however, that Level V shall not apply at any time prior to Agent’s receipt pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the Fiscal Year ending December 31, 2011:

Level	Leverage Ratio	Base Rate Revolver Loans	LIBOR Revolver Loans
I	> 5.00 to 1.00	2.50%	3.50%
II	> 4.00 to 1.00 and < 5.00 to 1.00	2.25%	3.25%
III	> 3.00 to 1.00 and< 4.00 to 1.00	2.00%	3.00%
IV	> 2.15 to 1.00 and < 3.00 to 1.00	1.75%	2.75%
V	< 2.15 to 1.00	1.50%	2.50%

  If, by the first day of a month, any financial statements and Compliance Certificate due in the preceding month have not been received, then, at the option of Agent or Required Lenders, the margins shall be determined as if Level I were applicable, from such day until the first day of the calendar month following actual receipt.

Commitment: for any Lender, the aggregate amount of such Lender’s Revolver Commitment, Term Loan Commitment and Capex Loan Commitment.  “Commitments” means the aggregate amount of all Revolver Commitments, Term Loan Commitments and Capex Loan Commitments.

Excess Cash Flow: (without duplication), with respect to P&F and its Subsidiaries on a consolidated basis for any Fiscal Year ending after the Closing Date, Adjusted EBITDA for such period, minus (a) all payments with respect to Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans)  made during such period, minus (b) all Interest Expense and all fees for the use of money or the availability of money, including commitment, facility and like fees and charges upon Debt paid or payable on a non-duplicative basis during such period, minus (c) all tax liabilities paid or accrued during such period on a non-duplicative basis, minus (d) all principal amounts of Debt (other than (i) prepayments of Revolver Loans pursuant to Section 5.2 to the extent the Revolver Commitments are not permanently reduced by a corresponding amount pursuant to Section 2.1.4 and (ii) the prepayment in full of the principal amount of the Hy-Tech Seller Debt) paid or payable during such period.

Fixed Charges: the sum of interest expense (other than payment-in-kind), principal payments made on Borrowed Money (other than (i) prepayments of Revolver Loans pursuant to Section 5.2 to the extent the Revolver Commitments are not permanently reduced by a corresponding amount pursuant to Section 2.1.4 and (ii) the prepayment in full of the principal amount of the Hy-Tech Seller Debt), and Distributions made

LIBOR Loan: each set of LIBOR Revolver Loans, LIBOR Term Loans or LIBOR Capex Loans having a common length and commencement of Interest Period.

Loan: a Revolver Loan, Term Loan or Capex Loan.

Mortgage: each mortgage, deed of trust or deed to secure debt (in each case, as amended, modified, supplemented or restated) pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, Liens upon the Real Estate owned by such Obligor, as security for the Obligations

Notes: each Revolver Note, Term Note, Capex Loan Note or other promissory note executed by an Obligor to evidence any Obligations.

Permitted Asset Disposition: an Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business; (b) as long as no Default or Event of Default exists and all Net Proceeds are remitted to Agent, a disposition of Equipment that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of $100,000 or less, provided that any disposition of Equipment related to a Capex Loan shall be in the form of an arms-length sale of such Equipment for cash; (c) as long as no Default or Event of Default exists and all Net Proceeds are remitted to Agent, a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (d) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; (e) a disposition, liquidation or dissolution of any Immaterial Subsidiary; (f) approved in writing by Agent and Required Lenders or (g) the sale and/or issuance of Equity Interests to the extent not constituting a Change of Control.

Pro Rata: with respect to any Lender, a percentage (carried out to the ninth decimal place) determined (a) while Revolver Commitments and Capex Loan Commitments are outstanding, by dividing the amount of such Lender’s Revolver Commitment, Capex Loan Commitment and Term Loan by the aggregate amount of all Revolver Commitments, Capex Loan Commitments and Term Loans; and (b) at any other time, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate amount of all outstanding Loans and LC Obligations.

Required Lenders: Lenders (subject to Section 4.2) having (a) Revolver Commitments, Capex Loan Commitments and Term Loans in excess of 50% of the aggregate Revolver Commitments, Capex Loan Commitments and Term Loans; and (b) if the Revolver Commitments and Capex Loan Commitments have terminated, Loans in excess of 50% of all outstanding Loans.

(c)           The following Section 2.2B is inserted in the appropriate numerical position therein:

2.2B.    Capex Loan Commitment.

2.2B.1    Capex Loans.  Each Lender agrees, severally on a Pro Rata basis up to its Capex Loan Commitment, on the terms set forth herein, to make one or more Capex Loans to Borrowers from time to time through the earlier of April 25, 2013 or the Capex Loan Termination Date as requested by Borrowers in the manner set forth in Section 2.2B.2.  No repayment in respect of any Capex Loan may be reborrowed.  Each Lender will make Capex Loans only if each of the following conditions is satisfied:

(a)           Borrowers shall have provided evidence to Agent, in form and substance reasonably satisfactory to Agent, that Borrowers will use the proceeds of each requested Capex Loan to purchase, or reimburse Borrowers in connection with the purchase of, new production, used or refurbished Equipment (i) used in such Borrowers’ business operations, (ii) to be located at locations in compliance with this Agreement, and (iii) subject to no Liens other than those in favor of Agent and, when such Capex Loan is made, other Permitted Liens permitted hereunder pursuant to Section 10.2.2(c), (d), (f), and (i); provided that (A) any used or refurbished Equipment is subject to an appraisal in form and substance (and by an appraiser) reasonably satisfactory to Agent; and (B) any Capex Loans made to reimburse Borrowers shall be made within 30 days of Borrowers’ purchase.

(b)           Agent shall have received true copies of the invoice(s) from the seller of the Equipment evidencing the cost of the Equipment Borrowers propose to purchase or for which Borrowers are requesting reimbursement with the proceeds of each Capex Loan, and such invoice(s) disclose(s) that the original principal amount of such requested Capex Loan does not exceed  (i) in the case of new Equipment, 75% of the cost of such Equipment, or (ii) in the case of used or refurbished Equipment, 75% of the NOLV of the appraised value of such Equipment, in each case, exclusive of transportation, installation, taxes, software, perishable tooling and other “soft” costs (as determined by Agent in its reasonable discretion) pertaining thereto;

(c)           Agent shall have received, in form and substance reasonably satisfactory to Agent, evidence of insurance covering such Equipment as to which Agent is loss payee pursuant to a Lenders Loss Payable Endorsement acceptable to Agent;

(d)           the requested Capex Loan is in a minimum original principal amount of $250,000;

(e)           the principal amount of the requested Capex Loan, together with the original principal amounts of all other outstanding Capex Loans does not exceed the Capex Commitments;

(f)           unless waived by Lenders, the requested Capex Loan would be the only Capex Loan funded by Lenders during Borrowers’ then existing fiscal quarter;

(g)           Borrowers shall have delivered or caused to be delivered to Agent and each Lender any and all documents, agreements and instruments deemed reasonably necessary by Agent or any Lender in connection with the making of such Capex Loan.  The proceeds of the Capex Loans shall be used solely for the purposes specified in this Section 2.2B.

2.2B.2    Manner of Borrowing and Funding Capex Loans.  A request for a Capex Loan shall be made in the following manner:  Borrower Agent shall give Agent notice (in form reasonably satisfactory to Agent) of its intention to borrow a Capex Loan, in which Borrower Agent shall specify the amount of the proposed borrowing (consistent with Section 2.2B.1) and the proposed borrowing date, which shall be a Business Day, no later than 12:00 p.m. (New York time) on the date (a) two (2) Business Days prior to the requested funding date, in the case of Base Rate Loans, and (b) four (4) Business Days prior to the requested funding date, in the case of LIBOR Loans.  In addition, Borrowers shall also comply with the requirements of Section 2.2B.1 with respect to such Capex Loan.  Each Lender shall timely honor its Capex Loan Commitment on the terms set forth in Section 4.1.2.

2.2B.3    Repayment of Capex Loans.  The principal amount of each Capex Loan shall be repaid in consecutive equal monthly installments of 1/60th of the original principal amount thereof, commencing on the first day of the month following the month in which such Capex Loan is made and the first day of each month thereafter until the Capex Loan Termination Date.  On the Capex Loan Termination Date, all principal, interest and other amounts owing with respect to each Capex Loan shall be due and payable in full.  Each installment shall be paid to Agent for the Pro Rata benefit of Lenders.  Payments made with respect to a Capex Loan may not be reborrowed. Borrowers may, at their option from time to time, prepay any Capex Loan selected by Borrowers, in whole or in part, which prepayment must be at least $50,000, plus any increment of $50,000 in excess thereof.  Borrowers shall give written notice to Agent of an intended prepayment of a Capex Loan, which notice shall specify the amount of the prepayment, shall be irrevocable once given, shall be given at least 10 Business Days prior to the end of a month and shall be effective as of the first day of the next month.  All prepayments shall be applied to such Capex Loan in inverse order of maturity.

(d)           The existing Section 4.3 of the Loan Agreement is deleted in its entirety and the following is inserted in lieu thereof:

4.3           Number and Amount of LIBOR Loans; Determination of Rate.  Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $250,000, plus any increment of $100,000 in excess thereof.  No more than 7 Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose.  The aggregate dollar amount of LIBOR Loans may not comprise more than 80% of the outstanding dollar amount of all Revolver Loans plus 100% of the outstanding dollar amount of all Term Loans plus 100% of the outstanding dollar amount of all Capex Loans minus any scheduled principal payments of the Term Loans to be made pursuant to Section 5.3.1 minus any scheduled principal payments of the Capex Loans to be made pursuant to Section 2.2B.3 during Interest Periods for all LIBOR Loans.  Upon determining LIBOR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

(e)           The existing Section 5.3.2 of the Loan Agreement is deleted in its entirety and the following is inserted in lieu thereof:

5.3.2           Mandatory Prepayments.

(a)           Within ten days after delivery to Agent of Borrowers’ audited annual financial statements for a Fiscal Year ending on or after December 31, 2011, Borrowers shall (i) deliver to Agent a written calculation of Excess Cash Flow for such Fiscal Year, certified by a Senior Officer of Borrower Agent, and (ii) prepay, in an amount equal to 25% of such Excess Cash Flow, and apply same to the Term Loans until paid in full and then Capex Loans ;

(b)           Concurrently with any Asset Disposition of Real Estate, Borrowers shall prepay, in an amount equal to the Net Proceeds of such disposition, the Term Loans until paid in full and then Capex Loans;

(c)           Concurrently with the receipt of any proceeds of insurance or condemnation awards paid in respect of any Real Estate, Borrowers shall prepay, in an amount equal to such proceeds, the Term Loans until paid in full and then Capex Loans, subject in each case to Section 8.6.2;

(d)           Concurrently with any issuance of Equity Interests by a Borrower (other than in connection with compensation or benefits  paid or provided to employees, officers or directors), Borrowers shall prepay, in an amount equal to the net proceeds of such issuance, the Term Loans until paid in full and then Capex Loans; and

(e)           On the Commitment Termination Date, Borrowers shall prepay all Term Loans and Capex Loans (unless sooner repaid hereunder).

(f)           The existing Section 8.4.2 is deleted in its entirety and the following is inserted in lieu thereof:

8.4.2       Dispositions of Equipment.  No Borrower shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than (a) a Permitted Asset Disposition; or (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens other than Permitted Liens (other than a Purchase Money Lien with respect to Equipment related to a Capex Loan).

(g)           The existing Section 8.6.2 is deleted in its entirety and the following is inserted in lieu thereof:

8.6.2           Insurance of Collateral; Condemnation Proceeds.  (a)     Each Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best’s Financial Strength Rating of at least A_ VII, unless otherwise approved by Agent) reasonably satisfactory to Agent.  All proceeds under each policy shall be payable to Agent.  From time to time upon request, Borrowers shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches.  Unless Agent shall agree otherwise, each policy shall include reasonably satisfactory endorsements (i) showing Agent as loss payee; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy.  If any Borrower fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor.  Each Borrower agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies.  While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent (and with respect to Real Estate and Equipment related to a Capex Loan, the terms and amount are reasonably satisfactory to Agent).  If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

(b)         Any proceeds of insurance (other than proceeds from workers’ compensation, D&O, employee practice insurance or life insurance as to which an Obligor is not the beneficiary) and any awards arising from condemnation of any Collateral shall be paid to Agent.  Subject to Section 8.6.2(c), any such proceeds or awards that relate to (i) Inventory or Equipment other than Equipment related to a Capex Loan  shall be applied to payment of the Revolver Loans, and then to any other Obligations outstanding, other than Term Loans and Capex Loans, (ii) Real Estate shall be applied first to Term Loans, then to Capex Loans or Revolver Loans (in Agent’s reasonable discretion) and then to other Obligations, (iii) Equipment related to a Capex Loan shall be applied to payment of such Capex Loan then to other Capex Loans or Revolver Loans (in Agent’s reasonable discretion) and then to other Obligations, other than Term Loans and (iv) life insurance shall be applied to payment of the Revolver Loans, and then to any other Obligations outstanding, other than Term Loans and Capex Loans.

(c)          Any insurance proceeds or condemnation awards relating to any loss or destruction of Real Estate or Equipment may be used by the Borrowers (1) with the consent of the Agent or (2) if requested by Borrowers in writing within 90 days after Agent’s receipt of such proceeds, to repair or replace such Real Estate or Equipment (and until so used, the proceeds shall be held by Agent as Cash Collateral); provided that, in the case of this clause (2), as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans or proposed applications reasonably satisfactory to Agent; (iii) replacement buildings are constructed on the sites of the original casualties or other locations in compliance with this Agreement and are of comparable size, quality and utility to the destroyed buildings or replacement Equipment is of comparable type, quality and utility to and of equal or greater value than the damaged Equipment; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (v) Borrowers comply with disbursement procedures for such repair or replacement as Agent may reasonably require; and (vi) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $500,000 in the case of Equipment and $2,000,000 in the case of Real Estate; provided that, any proceeds of Equipment related to a Capex Loan may not be so used unless at the time of proposed use of such proceeds, all of the applicable conditions for making a Capex Loan would be met (other than the limitation set forth in Section 2.2B.1(d), (e) or (f) or elsewhere in this Agreement, but solely with respect to this clause (c)).

(h)           The existing Section 10.2.3 is deleted in its entirety and the following is inserted in lieu thereof:

10.2.3    Capital Expenditures.  Make Capital Expenditures in excess of, in the aggregate during any Fiscal Year, the amount set forth below opposite such Fiscal Year:

Fiscal Year	Amount
2010	$500,000
2011	$1,400,000
2012 and thereafter	$2,500,000

; provided, however, that if the amount of Capital Expenditures permitted to be made in any Fiscal Year exceeds the amount actually made, up to 100% of such excess may be carried forward to the next Fiscal Year.

(i)           The existing Section 14.1.1(c)(iii) is deleted in its entirety and the following is inserted in lieu thereof:

(iii) extend the Revolver Termination Date, Term Loan Maturity Date or Capex Loan Termination Date.

(j)           The existing Schedule 1.1 is deleted in its entirety and Schedule 1.1 attached hereto is inserted in lieu thereof.

The amendments to the Loan Agreement are limited to the extent specifically set forth above and no other terms, covenants or provisions of the Loan Agreement are intended to be affected hereby.

Section 2.           CONDITIONS PRECEDENT.  The parties hereto agree that the amendments set forth in Section 1 above shall not be effective until the satisfaction of each of the following conditions precedent:

(a)           Documentation.  Agent shall have received (i) a counterpart of this Amendment, duly executed and delivered by Borrowers, Guarantors and all of the Lenders then party to the Loan Agreement, (ii) duly executed mortgage modifications or amendments, title policy updates and title endorsements with respect to each Mortgage relating to property in Florida and legal opinions with respect to Obligors organized under the laws of Florida regarding the Mortgages as supplemented by such mortgage modifications, in each case, as Agent may reasonably require, (iii) a resolution from the Board of Directors of Borrowers authorizing this Amendment and the transactions contemplated hereby, (iv) a legal opinion in form and substance reasonably satisfactory to Agent from counsel to the Obligors and (v) such other documents and certificates as Agent or its counsel may reasonably request relating to the organization, existence and good standing of Obligors, the authorization of this Amendment and any other legal matters relating to any Obligor or the transactions contemplated hereby.

(b)           Fees and Expenses. All fees and expenses of counsel to Agent estimated to date shall have been paid in full (without prejudice to final settling of accounts for such fees and expenses).

Section 3.            REPRESENTATIONS AND WARRANTIES.

(a)          In order to induce Agent and the Lenders to enter into this Amendment, each Borrower represents and warrants to Agent and the Lenders as follows:

(i)           The representations and warranties made by such Borrower in Section 9 of the Loan Agreement are true and correct on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date in which case such representations and warranties are true and correct on and as of such earlier date.

(ii)          Since December 31, 2010, no act, event, condition or circumstance has occurred or arisen which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(iii)         No Default or Event of Default has occurred and is continuing or will exist after giving effect to this Amendment.

(b)           In order to induce Agent and the Lenders to enter into this Amendment, each Borrower and each Guarantor represents and warrants to Agent and the Lenders that this Amendment has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation.

Section 4.            MISCELLANEOUS

(a)           Ratification and Confirmation of Loan Documents.  Each Borrower and each Guarantor hereby consents, acknowledges and agrees to the amendments set forth herein and hereby confirms and ratifies in all respects the Loan Documents to which such Person is a party (including without limitation, with respect to each Guarantor, the continuation of its payment and performance obligations under the guaranties set forth in Section 15 of the Loan Agreement upon and after the effectiveness of the amendments contemplated hereby and, with respect to each Borrower and each Guarantor, the continuation and extension of the liens granted under the Loan Agreement and Security Documents to secure the Obligations).

(b)           Fees and Expenses.  Borrowers shall pay on demand all reasonable costs and expenses of Agent in connection with the preparation, reproduction, execution, and delivery of this Amendment and any other documents prepared in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Agent.

(c)           Headings.  Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

(d)           Governing Law; Waiver of Jury Trial.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York, and shall be further subject to the provisions of Sections 14.13, 14.14 and 14.15 of the Loan Agreement.

(e)           Counterparts.  This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile or electronic transmission (including .pdf file) shall be effective as delivery of a manually executed counterpart hereof.

(f)           Entire Agreement.  This Amendment, together with all the Loan Documents (collectively, the “Relevant Documents”), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter.  No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty.  Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other.  None of the terms or conditions of this Amendment may be changed, modified, waived or canceled orally or otherwise except in a writing signed by Agent for such purpose.

(g)          Enforceability.  Should any one or more of the provisions of this Amendment be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

(h)          Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of each Borrower, each Guarantor, Agent, each Lender and their respective successors and assigns (subject to Section 13 of the Loan Agreement).

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

The following parties have caused this Second Amendment to Loan and Security Agreement to be executed as of the date first written above.

BORROWERS:

P&F INDUSTRIES, INC.
FLORIDA PNEUMATIC MANUFACTURING
CORPORATION
HY-TECH MACHINE, INC.
NATIONWIDE INDUSTRIES, INC.

By:	/s/ Joseph A. Molino, Jr.
Name:	Joseph A. Molino, Jr.
Title:	Vice President

GUARANTORS:

CONTINENTAL TOOL GROUP, INC.
COUNTRYWIDE HARDWARE, INC.
EMBASSY INDUSTRIES, INC.
GREEN MANUFACTURING, INC.
PACIFIC STAIR PRODUCTS, INC.
WILP HOLDINGS, INC.

By:	/s/ Joseph A. Molino, Jr.
Name:	Joseph A. Molino, Jr.
Title:	Vice President

WOODMARK INTERNATIONAL, L.P.

By:	Countrywide Hardware, Inc.
	By:	/s/ Joseph A. Molino, Jr.
	Name:	Joseph A. Molino, Jr.
	Title:	Vice President

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT
Signature Page

AGENT AND LENDERS:

CAPITAL ONE LEVERAGE FINANCE CORPORATION, as Agent and Lender

By:	/s/ Julianne Low
Name:	Julianne Low
Title:	Vice President

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT
Signature Page

SCHEDULE 1.1
to
Loan and Security Agreement

COMMITMENTS OF LENDERS

Lender	Revolver Commitment	Term Loan Commitment	Capex Loan Commitment	Total Commitments

Capital One Leverage Finance Corporation	$15,910,000.00	$6,090,000.00	$2,500,000.00	$24,500,000.00

Total	$15,910,000.00	$6,090,000.00	$2,500,000.00	$24,500,000.00